Exhibit 99.1

CONTACTS:	Michael Sullivan	Amy Kircos
Investor Relations	Media Relations
408-765-9785	480-552-8803

Intel Announces Preliminary Fourth-Quarter Financial Information

SANTA CLARA, Calif., Jan. 7, 2009 – Intel Corporation today announced preliminary fourth-quarter financial information with revenue of approximately $8.2 billion, down 20 percent sequentially and down 23 percent year over year. Revenue will be lower than the company’s previous expectation, provided on Nov. 12, 2008, as a result of further weakness in end demand and inventory reductions by its customers in the global PC supply chain.

The preliminary estimate of gross margin for the fourth quarter is at the bottom of the previous expectation of 55 percent, plus or minus a couple of points.

As a result of the year-end market price of Clearwire Corporation stock, Intel will impair the value of its investment, resulting in a non-cash charge to fourth-quarter earnings of approximately $950 million. The company now expects the net gain or loss from equity investments and interest and other to be a loss of between $1.1 billion and $1.2 billion versus a previous expectation of a loss of approximately $50 million.

Spending (R&D plus MG&A) is expected to be approximately $2.6 billion, lower than the previous expectation of approximately $2.8 billion.

Restructuring and asset impairment charges are expected to be approximately $250 million, unchanged.

The company is continuing to review its fourth-quarter results and will provide additional information in its previously scheduled earnings announcement on Jan. 15. A news release will

– more –

Intel/Page 2

be distributed after close of market, and a public webcast will be available at 2:30 p.m. PST on the Investor Relations Web site at intc.com. The company is currently observing the pre-earnings quiet period and will not make further comments about its fourth-quarter results in the interim.

Cautionary Statement

The above statements contain estimates of the company’s preliminary fourth-quarter financial information. The company is continuing to review its financial and operating results, and actual results may differ materially from those contained herein. Among the important factors that could cause actual results to vary from those contained herein are identification of additional assets such as debt or equity securities or inventories that require an impairment charge to be recorded. In addition, the preliminary fourth-quarter financial information could vary from the above estimates based on the final accounting.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.